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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 000-25683


                                  MARIMBA, INC.
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             (Exact name of registrant as specified in its charter)



        440 Clyde Avenue, Mountain View, California 94043, (650) 930-5282
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    (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)



                    Common Stock, $0.0001 par value per share
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            (Title of each class of securities covered by this Form)



                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                             Rule 15d-6             [ ]


         Approximate number of holders of record as of the certification or notice date: one (1) holder of record.



         Pursuant to the requirements of the Securities Exchange Act of 1934, Marimba, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:    July 15, 2004                  By:    /s/ STEPHEN B. SOLCHER
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                                            Name:  Stephen B. Solcher
                                            Title: Vice President and Secretary